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PRICING SUPPLEMENT NO. 1                                                  Rule 424(b)(2)
TRADE DATE:  June 3, 1997                                      Registration No. 333-1709
(To Prospectus Supplement dated April 18, 1997
including the Prospectus dated March 20, 1996)
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                                  AEROQUIP-VICKERS, INC.
                                    MEDIUM-TERM NOTES

                      Due More Than Nine Months from Date of Issue
Floating Rate Note (  )                         7.58% Fixed Rate Note (X)

Principal Amount:         $2,000,000.00         Issue Price:  $2,000,000.00 or 100%
Original Issue Date:      June 6, 1997          Specified Currency:  USD
Interest Accrual Date:    30/360 calendar basis Maturity Date:  June 6, 2012

Redemption Date(s):       N/A                   New              Notice of
Redemption Price(s):      N/A                   Maturity         Renewal
Authorized Denominations (if other than         Date(s):         Date(s):
denominations of $1,000 and integral
multiples of $1,000 in excess thereof           Interest Payment Period:  Semi-Annual
in U.S. Dollars):         N/A

Repayment Date(s):                              Interest Payment Dates: May 1 and Nov. 1
Repayment Price(s):                                Commencing Nov. 1, 1997
Total Amount of OID:      N/A
Yield to Maturity:        N/A                   Global Security: (X) Yes  (  ) No
Initial Accrual Period OID:  N/A                Exchange Rate Agent:        N/A
Method Used to Determine Historical Exchange Rate: N/A
Yield to Maturity and Initial
Accrual Period OID:       N/A

(Only applicable to Floating Rate Notes):       Spread (plus or minus):     N/A
  Initial Interest Rate:  N/A                   Spread Multiplier:          N/A
  Index Maturity:         N/A                   Maximum Interest Rate:      N/A
  Base Rate(s):           N/A                   Minimum Interest Rate:      N/A
    If LIBOR, Designated LIBOR Page: N/A        Calculation Rate Agent:     N/A
      (   ) LIBOR Reuters
      (   ) LIBOR Telerate                      Name of Agents: Morgan Stanley & Co.
                                                   Incorporated, J.P. Morgan & Co.

Index Currency:  U.S. Dollars                   Agents' Aggregate Discount or Interest
Reset Period:             N/A                        Commission:  $14,000.00
Interest Reset Dates:     N/A                   Net Proceeds to Co.: $1,986,000.00

( )  Agent is acting as Agent for the sale of Notes by the Company at a price to the public of (X) 100% of Principal Amount or (  ) _____% of Principal Amount.

(X) Agent is purchasing Notes from the Company as Principal for resale to Investors and other purchasers at:
(X) a fixed initial public offering price of 100% of the principal amount; (  ) a fixed initial public offering price of ___% of the principal amount; or (  ) varying prices relating to prevailing market prices at time of resale to be determined by Agent.

Additional Terms:




/S/ WILLIAM R. AMMANN                              /S/ DAVID M. RISLEY
William R. Ammann                                  David M. Risley
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